                                                                     EXHIBIT 2.1

                            =======================

                           STOCK PURCHASE AGREEMENT

                                     among

                              MEMRY HOLDINGS S.A.


                                      and

                            WILFRIED VAN MOORLEGHEM


                                 _____________


                               February 8, 2001

                                 _____________


                            =======================

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 8, 2001, by and among MEMRY HOLDINGS S.A., a Belgian corporation (the "Seller"), and Wilfried Van Moorleghem, an individual resident in the Kingdom of Belgium (the "Buyer").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Seller owns all but one share of the issued and outstanding capital stock (the "Company Shares") of Memry Europe, N.V., a Belgian corporation (the "Company"), and James G. Binch (the "Nominee Holder") owns the remaining one (1) Company Share; and

     WHEREAS, the Seller wishes to sell, transfer, assign and convey the 3,751 Company Shares (the "Seller Shares") owned by it to the Buyer, and cause the Nominee Holder to sell, transfer, assign and convey the Nominee Share to the Buyer, and the Buyer wishes to purchase, acquire and accept the Seller Shares and the Nominee Share (collectively, the "Shares") from the Seller and the Nominee Holder, respectively, upon the terms and conditions set forth in this Agreement; and

     WHEREAS, without limiting the effect of the representations, warranties and covenants of the Seller herein, the Buyer has had the opportunity to carry out legal, financial, business and environmental due diligence on the Company.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement, the following terms have the following meanings.


     Section 1.01.  "Adjustment Payment" has the meaning given thereto in
                     ------------------
Section 2.03.

     Section 1.02.  "Adverse Consequences" means the actual (as opposed to the
                     --------------------
unrealized potential) negative effect of all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, Liens, losses, lost value, expenses and fees, including court costs, but excluding attorneys fees and expenses. In calculating Adverse Consequences, any amounts or consequences that would not have occurred but for the failure of an Indemnified Party (including, in the case of the Buyer, also the Company) to use reasonable good faith efforts to mitigate the effects of the breach giving rise to the Adverse Consequences shall not be included in the determination of Adverse Consequences. Furthermore, (i) all calculations of Adverse Consequences shall be net of any insurance proceeds, Tax benefits and/or recoveries from third parties actually received by the Indemnified Party as a result of the breach, and (ii) in the event (and to the extent) that a breach of a representation or warranty by the Seller is considered in the calculation of the Closing Net Worth (i.e., said facts relate to a balance sheet item included in the calculation of Closing Net

Worth), the Parties agree that there will be no Adverse Consequences of such breach. In no event shall the Adverse Consequences to the Buyer of a breach relating directly to the Company (e.g., a breach by the Seller of a representation regarding the existence of the Company's Contracts and/or Other Agreements) be greater than the Adverse Consequences to the Company of such matter.

     Section 1.03.  "Affiliate" shall mean a person that, directly or
                     ---------
indirectly, Controls or is Controlled by, or is under common Control with, the relevant Person.

     Section 1.04.  "Agreement" means this Stock Purchase Agreement, as the same
                     ---------
may be amended from time to time.

     Section 1.05.  "Balance Sheet" has the meaning given thereto in Section
                     -------------
4.09(a).

     Section 1.06.  "Balance Sheet Date" has the meaning given thereto in
                     ------------------
Section 4.09(a).

     Section 1.07.  "Business" means the Company's business of the application,
                     --------
development, production and sale of products based on advanced shape memory alloys and/or technologies and the provision of related services.

     Section 1.08.  "Business Day" means a day on which (i) banks are not
                     ------------
authorized to be closed in New York, New York, U.S.A., or (ii) banks in Brussels, Belgium are open for business.

     Section 1.09.  "Buyer" has the meaning given thereto in the premises.
                     -----

     Section 1.10.  "Buyer's Letter" has the meaning given thereto in Section
                     --------------
2.05.

     Section 1.11.  "Closing" has the meaning given thereto in Section 3.01
                     -------
hereof.

     Section 1.12.  "Closing Date" has the meaning given thereto in Section
                     ------------
3.01.

     Section 1.13.  "Closing Net Worth" shall mean the Tangible Net Worth of the
                     -----------------
Company as of the close of business on the Closing Date, as determined pursuant to Sections 2.04 through 2.12.

     Section 1.14.  "Company" has the meaning given thereto in the recitals.
                     -------

     Section 1.15.  "Company Shares" has the meaning given thereto in the
                     --------------
recitals.

     Section 1.16.  "Contracts and/or Other Agreements" means and includes all
                     ---------------------------------
contracts, agreements, instruments, indentures, notes, bonds, leases, mortgages, deeds of trust, franchises, licenses (except for licenses constituting Permits), commitments or arrangements or understandings, express or implied, written or oral.

     Section 1.17.  "Control" (including, with correlative meaning, the terms
                     -------
"controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or by contract or other agreement or otherwise.

     Section 1.18.  "Disclosure Letter" has the meaning given thereto in Article
                     -----------------
IV.

     Section 1.19.  "Financials" has the meaning given thereto in Section
                     ----------
4.09(a).

     Section 1.20.  "Indemnified Party" shall have the meaning given thereto in
                     -----------------
Section 7.04.

     Section 1.21.  "Indemnifying Party" shall have the meaning given thereto in
                     ------------------
Section 7.04.

     Section 1.22.  "Intellectual Property" means all (i) patents, patent
                     ---------------------
applications, inventions (whether patentable and whether reduced to practice), invention disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereto, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and confidential information and (vii) copies and tangible embodiments thereof (in whatever form or medium).

     Section 1.23.  "Interim Balance Sheet" has the meaning set forth in Section
                     ---------------------
4.09(b).

     Section 1.24.  "Interim Financials" has the meaning set forth in Section
                     ------------------
4.09(b).

     Section 1.25.  "Knowledge" means, with respect to the Seller, the knowledge
                     ---------
of any of its officers or directors and, with respect to the Buyer, the knowledge of the Buyer. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Seller, the Seller confirms that it has made a reasonable due and diligent inquiry as to the matters that are the subject of such representations and warranties and that the Seller has the right to access all material information relating to the business and operations of the Company.

     Section 1.26.  "Liabilities" means any liability (whether known or unknown,
                     -----------
where asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether contractual or not, whether liquidated or unliquidated, and whether due or to become due), including any Tax Liability.

     Section 1.27.  "License and Supply Agreement" means the License and Supply
                     ----------------------------
Agreement between Memry Corporation and the Company in substantially the form of Exhibit D hereto.

     Section 1.28.  "Lien" means and includes any lien, security interest,
                     ----
mortgage, mandate to mortgage, pledge (including any "gage sur fonds de commerce/pand op handelszaak"), charge, option, right of first refusal, easement, restriction or any other encumbrance whatsoever.

     Section 1.29.  "Material Adverse Effect"  means the causing, or a
                     -----------------------
reasonable likelihood of causing, of at least U.S. $10,000 of Adverse Consequences on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of the Company or the Business; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions; (b) any adverse change, event or effect attributable or relating to the announcement or pendency of the transactions contemplated hereby; or (c) any adverse change, event or effect attributable or relating to conditions affecting the industry or industry sector in which the Company participates, or the economy of any nation material to the Company.

     Section 1.30.  "Memry Corporation" means Memry Corporation, a Delaware
                     -----------------
corporation and the parent corporation of the Seller.

     Section 1.31.  "Nominee Holder" has the meaning given thereto in the
                     --------------
recitals.

     Section 1.32.  "Nominee Holder Sale Agreement" means the Agreement in the
                     -----------------------------
form of Exhibit A hereto between the Nominee Holder and the Buyer.

     Section 1.33.  "Nominee Share" has the meaning given thereto in the
                     -------------
recitals.

     Section 1.34.  "Parties" shall mean the Buyer and the Seller, collectively.
                     -------

     Section 1.35.  "Permits" has the meaning given thereto in Section 4.08.
                     -------

     Section 1.36.  "Person" or "Persons" means any individual, corporation,
                     ------      -------
general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

     Section 1.37.  "Property" means real, personal or mixed property.
                     --------

     Section 1.38.  "Purchase Price" has the meaning given thereto in Section
                     --------------
2.02.

     Section 1.39.  "Seller" has the meaning given thereto in the premises.
                     ------

     Section 1.40.  "Seller Shares" has the meaning given thereto in the
                     -------------
recitals.

     Section 1.41.  "Seller's Closing Net Worth Statement" has the meaning given
                     ------------------------------------
thereto in Section 2.04.

     Section 1.42.  "Seller's Letter" has the meaning given thereto in Section
                     ---------------
2.06.

     Section 1.43.  "Shares" has the meaning given thereto in the recitals.
                     ------

     Section 1.44.  "Subsidiary" shall mean any person as to which a Person
                     ----------
directly or indirectly owns or has the power to vote, or to exercise a Controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person.

     Section 1.45.  "Surviving Representations" has the meaning given thereto in
                     -------------------------
Section 7.01.

     Section 1.46.  "Tangible Net Worth of the Company" means the Total Tangible
                     ---------------------------------
Asset Value minus the Total Liability Value.

     Section 1.47.  "Tangible Property" has the meaning given thereto in Section
                     -----------------
4.16.

     Section 1.48.  "Tax" or "Taxes" means all Belgian or foreign, national,
                     ---      -----
federal, state, provincial, regional, county and local net income tax, gross income tax, gross receipts tax, sales tax, use tax, ad valorem tax, employment
                                                    -- ------- ---
tax, payroll tax, social security tax (including required contributions), unemployment tax, disability tax, excise tax, severance tax, occupation tax, premium tax, windfall profits tax, additional tax, add-on minimum tax, franchise tax, license tax, profit tax, real and personal property tax, capital tax, recording tax, transfer tax, customs or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed with respect thereto.

     Section 1.49.  "Tax Liability" means any Liability for any Tax or Taxes.
                     -------------

     Section 1.50.  "Tax Return" means all income tax, excise tax, sales tax,
                     ----------
value added tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax and all other tax returns, reports, declarations and forms required to be filed or supplied to any Belgian or foreign tax authority (federal, national, state, local, foreign, provincial, regional or otherwise) in connection with or with respect to any Taxes.

     Section 1.51.  "Third Party Claim" has the meaning given thereto in Section
                     -----------------
7.04.

     Section 1.52.  "Total Liability Value" shall mean the aggregate value of
                     ---------------------
the Company's liabilities as of a given date, determined in accordance with
Section 2.04.

     Section 1.53.  "Total Tangible Asset Value" shall mean the aggregate value
                     --------------------------
of the Company's tangible assets as of a given date, determined in accordance with Section 2.04.


                                  ARTICLE II

                          SALE AND PURCHASE OF SHARES

     Section 2.01.  Sale and Purchase of Shares.  (a)  At the Closing:  (i) the
                    ---------------------------
Seller shall sell, transfer, assign and convey to the Buyer the Seller Shares, free and clear of any Lien with respect thereto; (ii) the Buyer shall purchase, acquire and accept all of the Seller Shares for the Purchase Price, and (iii) the Nominee Holder shall sell, transfer, assign and convey the Nominee Share to the Buyer and the Buyer shall purchase, acquire and accept the Nominee Share from the Nominee Holder, for cash consideration of U.S. $1.00 pursuant to the Nominee Holder Sale Agreement. At the Closing, each of the Buyer and the Seller shall record the transfer of the Shares in the Company's shareholders register. The sale of the Shares according to the provisions of this Agreement is indivisible, and may not be completed in part only. Seller agrees that, by virtue of clause (i) above, it is also conveying to Buyer any rights that such Seller has in, or has or may have to acquire any Company Shares (or any other capital stock of the Company), whether by way of preemptive rights, warrants, improperly cancelled shares or any other rights whatsoever.

          (b) As and from the Closing Date, the Buyer shall have full right of ownership of the Shares, including all rights to vote and to receive dividends.

     Section 2.02.  Definition of Purchase Price and Payment for the Shares.
                    --------------------------------------------------------

          (a) The aggregate purchase price for the Seller Shares (the "Purchase Price") shall be equal to U.S. $1,000,000, minus any Adjustment Payment due Seller from Buyer, or plus any Adjustment Payment due Buyer from Seller, as the case may be.

          (b) The Purchase Price shall be paid as follows: (i) at the Closing, Buyer shall pay to the Seller the sum of U.S. $1,000,000, in cash; and
(ii) Buyer or Seller, as the case may be, shall make the Adjustment Payment to the other in accordance with Section 2.03 below.

     Section 2.03.  Tangible Net Worth Adjustment.  Within five days following
                    -----------------------------
the date on which the Closing Net Worth is determined pursuant to Sections 2.04 through 2.12 below, Buyer shall pay to Seller the amount by which the Closing Net Worth exceeds U.S. $1,500,000, or Seller shall pay to Buyer the amount by which the Closing Net Worth is less than U.S. $1,300,000, as the case may be, in either case in U.S. dollars plus interest on such amount at the rate of 6% per annum calculated on a per diem basis from the Closing Date to the payment date (the "Adjustment Payment"). In the event that the Closing Net Worth is determined to be between U.S. $1,500,000 and U.S. $1,300,000 (inclusive), there shall be no Adjustment Payment.

     Section 2.04   Closing Net Worth Statement.  Seller shall prepare and
                    ---------------------------
deliver to Buyer within 45 days following the Closing Date a statement (the "Seller's Closing Net Worth Statement") reflecting the Sellers' determination of the Closing Net Worth. In determining the Closing Net Worth, both the Company's Total Tangible Asset Value and the Company's Total Liability Value shall be determined (in each case as of the close of business on the Closing Date) in accordance with the principles, practices and procedures which are consistent with those which were applied by Seller in determining the Net Worth of the Company as shown on the Balance Sheet and the Interim Balance Sheet. Notwithstanding the foregoing (including any different accounting procedures historically applied to the Company's inventory), (i) the Company's inventory manufactured and/or obtained prior to November 30, 2000 and owned by the Company on November 30, 2000 shall, to the extent still owned by the Company on the Closing Date, be taken into account for an amount equal to BEF 31,172,290 (less the value, calculated in the same manner, of inventory disposed of between December 1, 2000 and the Closing Date) for purposes of calculating the Total Tangible Asset Value, and (ii) Belgian Francs will be converted into U.S. Dollars at the rate of 45.83 to 1.0 for purposes of determining the Closing Net Worth.

     Section 2.05.  Buyer's Review.  The Buyer will have 45 days following
                    --------------
receipt of Seller's Closing Net Worth Statement from the Seller to review such statement and to determine if, in Buyer's judgment, it has been prepared in accordance with Section 2.04. If, in Buyer's judgment, adjustments are necessary for the Seller's Closing Net Worth Statement to be so prepared, Buyer, within the 45-day period, shall notify Seller in writing of its proposed adjustments, including the amount, nature and basis for the adjustments ("Buyer's Letter"). If the Buyer does not deliver a Buyer's Letter to the Seller within such 45-day period, the Seller's Closing Net Worth Statement shall be determinative of the Closing Net Worth.

     Section 2.06.  Seller's Review.  Seller will then have 30 days following
                    ---------------
receipt of the Buyer's Letter, if so delivered pursuant to Section 2.05, to review the Buyer's proposed adjustments set forth therein. Within this 30-day period, Seller shall notify Buyer in writing of Seller's position with respect to each of Buyer's proposed adjustments ("Seller's Letter"). If the Seller does not deliver a Seller's Letter to the Buyer within such 30-day period, the Seller's Closing Net Worth Statement, as adjusted by the Buyer's proposed adjustments set forth in Buyer's Letter, shall be determinative of the Closing Net Worth.

     Section 2.07.  Conference.  As soon as practicable after Buyer's receipt of
                    ----------
Seller's Letter, if so delivered pursuant to Section 2.06, the Parties shall confer and endeavor to resolve the adjustments, if any, which are in dispute.

     Section 2.08.  Arbitrator.  If the Parties do not confer or are unable to
                    ----------
resolve all of the proposed
adjustments in Buyer's Letter to the mutual satisfaction of the Parties, then, within the 20-day period following Buyer's receipt of Seller's Letter, or, if a conference pursuant to Section 2.07 occurs, within the 20-day period following such conference, the Parties, at the request of any Party, shall jointly engage an accounting firm to act as the arbitrator, subject to that firm confirming that it is independent of all Parties. If the Parties are unable to agree on an accounting firm, or if such accounting firm is unable to confirm the foregoing, the Parties shall jointly engage an alternate mutually acceptable accounting firm that can confirm that it is independent of all Parties. If the Parties do not agree on an alternate mutually acceptable accounting firm then, upon the request of any Party, such alternate firm shall be selected from among the major "Big-Five" accounting firms by the President of the Brussels Court of Commerce.

     Section 2.09.  Scope of Arbitration.  If the provisions of Section 2.08
                    --------------------
become operative, then the arbitrator shall be furnished with a copy of this Agreement, any amendments hereto, the Seller's Closing Net Worth Statement, Buyer's Letter, Seller's Letter and the Interim Balance Sheet. The arbitrator shall have 30 days to review this material, and additional material that any of the Parties voluntarily chooses to submit and such other information as it deems appropriate. Within the 30-day period, the arbitrator will furnish the Parties with its written determination regarding each unresolved adjustment of Buyer submitted for arbitration.

     Section 2.10.  Arbitrator's Decision.  The arbitrator shall confine itself
                    ---------------------
only to adjustments proposed in Buyer's Letter and not resolved in Seller's Letter or in a subsequent writing signed by Buyer and Seller. Each party shall have the right to submit supporting or explanatory material to the arbitrator and to the other parties. The arbitrator, in reaching a decision, shall provide a written explanation of its conclusions to all parties, and its determination shall be conclusive and binding upon the Parties. The submission of a dispute to the arbitrator and the rendering of its decision shall be a condition precedent to any Party's commencing legal action to pursue any claim arising under Sections 2.03 through 2.10 hereof. The award or decision of the arbitrator shall be deemed final and may be entered and enforced in any court of competent jurisdiction. The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision. The fee and expenses of the arbitrator shall be borne by the parties in a proportion to be determined by the arbitrator reflecting his decision on the merits. Section 8.03 ("Notices") shall apply to all communications made under this Article II.

     Section 2.11.  Access.  In preparing and reviewing the Seller's Closing Net
                    ------
Worth Statement and in conducting the reviews by any party and the arbitrator, all Parties will grant the others and the arbitrator all reasonable access to the records of the Company and auditor workpapers, prepared with respect to the Seller's Closing Net Worth Statement, Buyer's review thereof and Seller's review of the Buyer's Letter.

     Section 2.12.  Closing Net Worth.  In the event that Seller delivers a
                    -----------------
Seller's Letter to Buyer pursuant to Section 2.06, the Sellers' Closing Net Worth Statement prepared by Seller pursuant to Section 2.04 will be modified by any adjustments set forth in Buyer's Letter and not objected to in Seller's Letter, agreed to by the Parties pursuant to Section 2.07 or determined by the Arbitrator pursuant to Section 2.10. The Seller's Closing Net Worth Statement after any and all such adjustments shall be determinative of the Closing Net Worth.

     Section 2.13.  Payments in Cash; Currency Translations; Payments to Seller.
                    -----------------------------------------------------------
All cash payments made pursuant to this Agreement shall be made in United States dollars by certified or bank cashier's check or by wire transfer to such accounts as the Buyer or the Seller, as the case may be, shall designate in writing. In the event that the amount of any payment hereunder is determined by reference to Belgian Francs, such amount will be paid in United States dollars based on the mean average of the currency exchange rate published in The Wall Street Journal on the four Business Days prior to the date on which
   -----------------------
payment is due.


                                  ARTICLE III

                                    CLOSING

     Section 3.01.  Closing.  The closing of the sale and purchase of the Shares
                    -------
(the "Closing") shall take place at the offices of Stibbe, Rue Henri Wafelaerts 47-51 1060 Brussels, Belgium at 9:00 a.m., prevailing local time, simultaneously with the execution and delivery hereof. The date upon which the Closing occurs is referred to as the "Closing Date".

     Section 3.02.  Deliveries.  At the Closing, the following deliveries are
                    ----------
being made:

          (a) The Buyer is receiving (i) the favorable opinion of Finn Dixon & Herling LLP, counsel to Memry Corporation, dated the Closing Date, addressed to the Buyer, in the form of Exhibit B hereto, and (ii) the favorable opinion of Stibbe, counsel to the Seller, dated the Closing Date, addressed to the Buyer, in the form of Exhibit C hereto;

          (b) The Buyer is receiving the resignation, dated the Closing Date, of all members of the Board of Directors of the Company, the Company's managing director and the Company's statutory auditor;

          (c) The Seller shall have delivered evidence reasonably satisfactory to Buyer with respect to the cancellation of all intercompany obligations and indebtedness between and among (i) the Company and Seller, and
(ii) the Company and Memry Corporation;

          (d) Memry Corporation and Memry Europe are entering into the License and Supply Agreement; and

          (e) Buyer, on the one hand, and Seller and Memry Corporation, on the other, shall have exchanged the releases contemplated by Section 6.01(b).


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer that the statements contained in this Article IV are correct as of the Closing Date, except as set forth in the "Disclosure Letter" delivered to Buyer simultaneously with the execution hereof.

     Section 4.01   Title to Shares.  Seller is the owner of the Seller Shares,
                    ---------------
and the Nominee Holder is the owner of the Nominee Share, free and clear of any Lien, and Seller has full power and authority to convey the Seller Shares, and the Nominee Holder has full power and authority to convey the Nominee Share, in each such case to the Buyer, free and clear of any Lien, and, upon payment for and recordation of transfer of such Shares, all as herein provided, the Buyer will acquire good, marketable and valid title thereto, free and clear of any Lien. No certificates have ever been issued in respect of the Company's registered shares. Upon the

Closing, no Person or Party other than Buyer will have any valid rights with respect to the equity capital of the Company.

     Section 4.02   Authority.  (a)  Seller has the capacity and power to enter
                    ---------
into and execute this Agreement and each other agreement entered into by Seller pursuant hereto and to perform fully Seller's obligations hereunder and thereunder. The execution of this Agreement and such other agreements and the consummation by Seller of the transactions contemplated hereby and thereby have been approved and authorized by all necessary corporate action. This Agreement has been duly executed by Seller and constitutes, and each other agreement to be entered into by Seller pursuant hereto, upon execution thereof by Seller at the Closing, will be duly executed by Seller and constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, liquidation and other concursus rules.

          (b) The Nominee Holder has the capacity and power to enter into and execute the Nominee Holder Sale Agreement and to perform fully the Nominee Holder's obligations thereunder. The Nominee Holder Sale Agreement, upon execution by the Nominee Holder at the Closing, will be duly executed by the Nominee Holder and constitute the legal, valid and binding obligation of the Nominee Holder, enforceable against the Nominee Holder in accordance with its terms, subject to applicable bankruptcy, liquidation and other concursus rules.

     Section 4.03.  Absence of Conflicts.  (a)  The execution of this Agreement
                    --------------------
and each other agreement to be entered into by Seller pursuant hereto, the consummation of the transactions contemplated hereby and thereby and the performance by Seller of this Agreement and such other agreements in accordance with their respective terms and conditions will not: (i) require any Permit, or any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any other Person; (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or modification of, or accelerate the performance required by, or modify (or allow any other party thereto to modify), or result in the creation of any Lien on the Seller Shares or upon the assets, properties or businesses of the Company under, any of the terms, conditions or provisions of (x) Seller's Articles of Association, as amended, or (y) any contract or other agreement to which Seller is a party or by or to which Seller or the Seller Shares are bound or subject; or (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, provincial, regional, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to Seller or to the Seller Shares.

          (b) The execution of the Nominee Holder Sale Agreement by the Nominee Holder, the consummation of the transactions contemplated thereby and the performance by the Nominee Holder of the Nominee Holder Sale Agreement in accordance with its terms and conditions will not: (i) require any Permit, or any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any other Person; (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or modification of, or accelerate the performance required by, or modify (or allow any other party thereto to modify), or result in the creation of any Lien on the Nominee Share under, any of the terms, conditions or provisions of any contract or other agreement to which the Nominee Holder is a party or by or to which the Nominee Holder's assets are bound or subject; or (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, provincial, regional, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Nominee Holder or the Nominee Share.

     Section 4.04.  Organization and Qualification.  (a)  The Seller is a
                    ------------------------------
corporation duly organized, registered and existing under the laws of the Kingdom of Belgium, and is registered with the Register of Commerce of Brussels under number 628809. The registered office of the Seller is at Blvd Louis Schmidt, 119, 1040 Brussels, Belgium. The Seller has the requisite corporate power and lawful authority to own, lease and operate its assets, Property and business and to carry on its business as it is now being conducted. The Seller does not own or lease Property in any jurisdiction other than those set forth in
Section 4.04 of the Disclosure Letter.

          (b) The Company is a corporation duly organized, registered and existing under the laws of the Kingdom of Belgium, and is registered with the Register of Commerce of Hasselt under No. 73.218. The registered office of the Company is at 3540 Herk-de-Stad, Industrieterrein Daelemveld 1113. The Company has the requisite corporate power and lawful authority to own, lease and operate its assets, Property and business and to carry on its business as it is now being conducted. The Company does not own or lease Property in any jurisdiction other than its jurisdiction of incorporation and the jurisdiction set forth in
Section 4.04 of the Disclosure Letter.

     Section 4.05.  Subsidiaries; Other Affiliates; Investments.  The Company
                    -------------------------------------------
has no direct or indirect Subsidiaries or Affiliates. The Company does not, directly or indirectly, own or Control or have any capital or other equity interest or participation in, or any interest convertible into or exchangeable or exercisable for any capital or other equity interest or participation in, nor is the Company, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any Person.

     Section 4.06.  Capitalization.  The Shares are validly issued, fully paid-
                    --------------
in and non-assessable (i.e., the holders of the shares are not liable for more than their previously-invested capital), and represent the entire issued share capital of the Company. The Company does not have outstanding any other shares, bonds, convertible bonds, subscription rights or similar securities. There are no agreements or arrangements in force which call for the issue of new shares in the Company or the making of any loan by the Company. The transfer of the Shares to Buyer does not and will not constitute an infringement of any provision of the Articles of Association of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock of the Company. Neither the Company nor the Seller has outstanding any agreements or understandings affecting the transfer or voting of the Company's securities.

     Section 4.07.  Articles of Association; Minute Books.  A copy of the
                    -------------------------------------
Articles of Association of the Company has been delivered to the Buyer and such copy is true, complete and accurate. Copies of the minute books of the Company, which have been delivered to the Buyer, contain true, complete and accurate records of all meetings and consents in lieu of meetings of its shareholders, its Board of Directors and any committees thereof (or persons performing similar functions), since October 30, 1998. The copy of the Company's share register, which has been delivered to the Buyer, is true, complete and accurate.

     Section 4.08.  Governmental Approvals.  The execution of this Agreement and
                    ----------------------
each other agreement to be entered pursuant hereto by Seller and the Nominee Holder, the consummation of the transactions contemplated hereby and thereby and compliance by Seller and the Nominee Holder with the provisions hereof and thereof require no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any foreign, federal, state, provincial, regional, county or local government or any other governmental, regulatory or administrative agency or authority (individually, a "Permit" and collectively, "Permits"). The Seller does not have knowledge of any matter which might prejudice the continuation (for a one year period after the Closing) of any such Permits, approvals or consents in accordance with their terms.

     Section 4.09.  Financial Statements.
                    --------------------

          (a) The balance sheet of the Company as at June 30, 2000 (the "Balance Sheet"), and the related statement of earnings, stockholders' equity and cash flow for the period ending thereon, including the notes thereto, prepared by the Seller's outside auditors but not finalized by such auditors, which have been delivered previously to the Buyer, fairly present the financial position of the Company as at such date and the results of operations and the changes in stockholders' equity and cash flow of the Company for the year then ended in accordance with GAAP. The foregoing financial statements as at June 30, 2000, and for the year then ended hereinafter are referred to collectively as the "Financials". The unaudited balance sheet of the Company as at November 30, 2000 (the "Interim Balance Sheet"), which has been delivered previously to the Buyer, fairly presents the financial position of the Company as at such date; and November 30, 2000 hereinafter is referred to as the "Balance Sheet Date."

          (b) For the avoidance of doubt, it is specified that the reserves ("provisions") in the Financials are made in accordance with (i) applicable accounting regulations, (ii) the policies of the Company applied on a consistent basis, and (iii) the principles of good faith and caution, taking into account all information available at the time. All of the Company's account books and other financial records since November 1, 1998 have been properly kept, are located and available at the offices of the Company or its counsel and contain an accurate and complete record of the matters which should be dealt with in them. The Financials and the Interim Balance Sheet have been annexed to
Section 4.09 of the Disclosure Letter.

     Section 4.10.  Absence of Certain Changes.  Since the Balance Sheet Date,
                    --------------------------
the Company has conducted its business in the ordinary course consistent with past practice and there has been no change, event, occurrence or development of a state of circumstances or facts outside the ordinary course of business, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect and the Seller does not have Knowledge of any such change, event, occurrence or development of a state of circumstances or facts which is threatened, nor has there been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

     Section 4.11.  Tax Matters.
                    -----------

          (a) The Company has duly and correctly, on a timely basis, in Belgium (and any other relevant jurisdiction) filed all Tax Returns and other declarations required to be filed by law or regulations prior to the date of this Agreement, and such Tax Returns are true and accurate in all respects. The Company has paid, prior to their due date, all amounts due and payable to the tax authorities in Belgium (and any other relevant jurisdiction) and the Seller has no knowledge of any facts or claims which could give rise to any additional Tax Liability relating to periods covered by the Financials and the Interim Financials not reserved for in the Financials or the Interim Financials.

          (b) The Company has not made or agreed to make any payments which are not wholly allowable as a deduction in computing its profits for taxation purposes, unless set forth in the Tax Returns as non-allowable or partially non-allowable as a deduction.

          (c) The Tax Liabilities of the Company have been examined by the taxing authorities for all taxable years through and including the year ending December 31, 1995. There are no pending tax examinations or tax claims asserted on the Company, nor to the Seller's Knowledge, is there any basis for any such examination or claim. No relief (by way of deducting, reduction, set-off, exemption or otherwise) from, against or in respect of any taxation or charge that has been claimed by or given to the Company could be withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance having arisen. There is no notification of intention of the tax authorities, in Belgium or elsewhere, to contest or investigate the Tax Returns and/or to levy additional Taxes.

          (d) The Company's aggregate recoverable fiscal loss through December 31, 2000, was approximately Bfr 180,769,735 (it being understood that, anything in this Agreement to the contrary notwithstanding, Seller is not representing or warranting as to the utilization of such loss after the Closing).

     Section 4.12.  Compliance with Law.  To the Knowledge of the Seller, the
                    -------------------
Company is in material compliance with, and has not violated, any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation, of any Belgian or foreign court or Belgian, foreign, national, federal, state, provincial, regional, county or local government or any other governmental, regulatory or administrative agency or authority applicable to it or to its assets, properties, business or operations except for non-compliances that would not have a Material Adverse Effect. To the Knowledge of the Seller, the conduct of the Company's business is in material compliance with, and has not violated any Belgian or foreign, federal, state, county or local energy, public utility, health, occupational safety or health requirement, environmental requirement or any other Belgian or foreign, federal, state, provincial, regional, county or local governmental, regulatory or administrative requirement except where the failure to so comply would not have a Material Adverse Effect. The Company has in effect all Permits necessary for the conduct of its business as presently conducted by the Company, a complete list of which Permits is set forth in Section 4.12 of the Disclosure Letter. All such Permits are in full force and effect. To the Seller's Knowledge, no violations exist in respect of any Permit and no proceeding is pending, or to the Knowledge of the Seller threatened (i) to revoke, cancel suspend or otherwise limit any Permit or
(ii) alleging any failure to have all Permits required to operate the business of the Company.

     Section 4.13.  Litigation.  There are no currently effective judgments,
                    ----------
rulings, orders, writs, injunctions, awards or decrees of any Belgian or foreign court or any Belgian or foreign, federal, state, provincial, regional, county or local government or any other governmental, regulatory or administrative agency or authority or arbitral tribunal against or involving the Company. The Company is not a party to, or to the Knowledge of the Seller threatened with, any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation which, if decided adversely to the Company, could have an adverse effect upon the transactions contemplated hereby or a Material Adverse Effect. The Seller does not have knowledge of any fact, event or circumstance that a reasonably prudent person would believe may give rise to any such suit, action, claim, proceeding or investigation. The Seller does not have knowledge of any dispute with any person under any contract between the Company and such persons which, individually or in the aggregate, could have a Material Adverse Effect.

     Section 4.14.  Agreements.  Section 4.14 of the Disclosure Letter sets
                    ----------
forth all of the following Contracts and Other Agreements (whether written or oral) to which the Company is a party or by or to which its assets, Properties or businesses are bound or subject:

                    (i) all Contracts and Other Agreements with any current director, shareholder or Affiliate;

                    (ii) all Contracts and Other Agreements with any labor union or association representing any employee;

                    (iii) all material Contracts and Other Agreements for the sale or provision (or for the purchase or acquisition) of materials, supplies, equipment, merchandise or services (material in this context shall mean the contract or agreement contains obligations exceeding Bfr. 500,000 or which cannot be terminated by the Company without penalty within six months of the Closing Date);

                    (iv) all patent, trademark, service mark, trade name, and copyright and franchise licenses, royalty agreements or similar Contracts and Other Agreements relating to Intellectual Property;

                    (v) all distributorship, representative, broker, management, marketing, sales agency, printing or advertising Contracts and/or Other Agreements;

                    (vi) all Contracts and Other Agreements which give any person any right to purchase any of the Company's assets, properties or businesses (regardless of whether there are any conditions to the exercise of any such right), other than contracts relating to the sale of inventory within the ordinary course of business;

                    (vii) all joint venture, partnership, and other similar Contracts and Other Agreements;

                    (viii) all Contracts and Other Agreements under which the Company has guaranteed the obligations of any Person;

                    (ix) all Contracts or Other Agreements relating to any borrowed money indebtedness or deferred purchase obligation (i.e., the Company having been granted terms of more than 90 days to pay invoices) of the Company;

                    (x) all Contracts and Other Agreements under which the Company agrees to share Tax Liability with any person;

                    (xi) all Contracts and Other Agreements (i) limiting the freedom of the Company to engage in any line of business, compete with any person or carry on its business in any geographic area, and/or (ii) requiring the Company to keep confidential and/or proprietary information of a third party, and/or the existence of any relationship with such third party confidential;

                    (xii) all Contracts and Other Agreements relating to the acquisition by the Company of any operating business or the capital stock of any person;

                    (xiii) all leases of real property or material leases of personal property;

                    (xiv) all Contracts and Other Agreements with any current or former employee, consultant or agent; and

                    (xv) any other Contract and/or Other Agreement not made in the ordinary course of business, that produces, or may reasonably be expected to produce, a Material Adverse Effect.

The Company has not received notice that it has, and to the Seller's Knowledge the Company has not, violated or breached any of the terms or provisions of any such contract. To the knowledge of Seller, no party other than the Company is in material breach or default of any of the material provisions of any such contract or agreement. Correct and complete copies of all of the Contracts and/or Other Agreements referred to in Section 4.14 of the Disclosure Letter (or, where such Contracts and Other Agreements are oral, true and complete summaries thereof) are included in the Disclosure Letter.

     Section 4.15.  Real Estate.  The Company is the sole and full owner of the
                    -----------
real estate properties listed in Section 4.15 of the Disclosure Letter. Such properties are free from any Liens and may be used for the purposes for which they are presently used. The Company has no tenants thereon. The Company does not lease any real property. No notice from any Belgian or foreign, federal, state, provincial, regional, county or local government or any other governmental, regulatory or administrative agency or authority has been served upon the Company claiming any violation of any Belgian or foreign, federal, state, provincial, regional, county or local statute, law, code, rule, regulation, zoning or building ordinance or health or safety ordinance, or requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with such real estate which has not been complied with. The Company has the legal right to use its properties for the operations currently conducted. The Company has complied with the covenants, obligations and requirements relating to the real property imposed by any law, decree or other regulation or court order or decision, the terms of the deeds of ownership or any agreement to which the Company was or is a party. There are no notices, decrees, complaints or requirements issued by any competent authority in respect of the Company's property which would adversely affect its value (such as, without prejudice to the generality of the foregoing, expropriation measure). There is no known dispute, administrative investigation or litigation, pending, threatened or announced regarding the Company's real property with any government, local or other public authority, with any tenant or occupier of part of such real property, or with the owner or occupier of any adjoining or neighboring property and the Seller has no knowledge of facts likely to give rise to any such dispute.

     Section 4.16.  Tangible Property.  The Company owns or has a valid
                    -----------------
leasehold interest in all equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items (collectively, "Tangible Property") and other tangible assets or property which is currently used for the conduct of the Company's business as presently conducted. To the Seller's knowledge, all material Contracts and Other Agreements pursuant to which the Company may hold or use any interest owned or claimed by the Company (including, without limitation, options) in or to the Tangible Property are in full force and effect and, with respect to the performance of the Company, there is no default or event of default (or event which, with notice or lapse of time or both, would constitute a default) which default, individually or in the aggregate, would have a Material Adverse Effect. The Tangible Property is, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, for the purposes for which it is used.

     Section 4.17.  Intellectual Property.
                    ---------------------

          (a) To Seller's Knowledge, the Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property currently used for the conduct of its businesses as presently conducted, free and clear of any Liens.

          (b) To the Knowledge of the Seller, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. The Company has not, since October 30, 1998, received any complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the Knowledge of Seller, no third party has, since October 30, 1998, materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company. There is not any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand pending with respect to the matters described in the preceding sentence.

          (c) Section 4.17(A) of the Disclosure Letter identifies each patent (including issuing country, number, current assignee of record, title and issue date), each trademark and service mark registration (including issuing country, number, description of mark, current owner of record and issue date), each unregistered trademark and service mark for which no application for registration is pending (including a description of the mark and the goods or services with which it is used) currently in effect and owned by the Company; and identifies each pending patent application (including country of filing, serial number, current owner of record, title and filing date), application for registration of a trademark or service mark (including country of filing, serial number, description of mark, current owner of record, and filing date). The Seller has delivered to the Buyer correct and complete copies of all such written (or if oral, a written summary of such) licenses, agreements and permissions (as amended to date). With respect to each patent that the Company owns listed in Section 4.20(A) of the Disclosure Letter:

                    (i) the Company possesses all right, title and interest in and to the patent;

                    (ii) the patent is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge against the Company;

                    (iii) the Company is not under any material contractual obligation to indemnify any person or entity against any interference, infringement, misappropriation or other conflict with respect to the patent not otherwise disclosed herein.

          (d) Except for off-the-shelf computer software available in the open market, the Company does not use any Intellectual Property of the Seller, an Affiliate of the Seller or any third party.

     Section 4.18.  Liens.  The Company owns outright and has good and
                    -----
marketable title to all of its assets, properties and businesses, including, without limitation, all of the assets, properties and businesses reflected on the Balance Sheet, free and clear of any Lien, except with respect to: (i) immaterial assets, properties and businesses; (ii) assets, properties and businesses disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; (iii) Liens securing Taxes, assessments, governmental, regulatory or administrative charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due and payable; or (iv) Liens disclosed in (S)(S)4.15 and/or 4.16 of the Disclosure Letter. The Company enjoys peaceful and undisturbed possession of all assets, properties or businesses owned or leased by it and used in connection with its Business. The Company owns or otherwise has the right to use all of the properties now used by it in the operation of its Business.

     Section 4.19.  Customers; Suppliers.  Except as set forth in Section 4.19
                    --------------------
of the Disclosure Letter, during the fiscal year of the Company ended June 30, 2000, not more than ten percent (10%) of the revenues of the Company during such period was attributable to any single customer or to any group of affiliated customers and no one supplier or group of affiliated suppliers (as defined under account n/0/ 60 of the Belgian Standardized Accounting System) provided more than ten percent (10%) of the requirements of any kind of the Company taken as a whole during such period. Except as set forth in the Financials, during the last 24 months, no customer or supplier of the Company has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Company, and no customer of the Company has decreased its usage of the goods or services of the Company by more than 10%. To the Seller's Knowledge, the Company does not have any notice that any customer intends to cancel its relationship with the Company or to decrease or limit by more than 10% its usage of the goods or services of the Company.

     Section 4.20.  Labor Agreements.  No contract or other agreement exists
                    ----------------
between the employees of the Company (or a union representing any of such employees), collectively, and the Company and, to the best Knowledge of the Seller, no union has attempted to organize or represent the labor force of the Company during the 24-month period immediately prior to the date hereof. During such 24-month period there have been no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to the Company's labor force.

     Section 4.21.  Personnel Matters.  The standard terms and conditions of
                    -----------------
employment of the employees of the Company are included in Section 4.21 of the Disclosure Letter, together with a list of all current employees of the Company (position, age, years of seniority within Memry Europe and salary). The Company has complied and continues to comply with the Royal Decree of December 24, 1993 implementing the Law of January 6, 1989 safeguarding the competitiveness of the Kingdom of Belgium, as confirmed by the Law of March 30, 1994 and with the Royal Decree of September 5, 1994, with the Law of July 26, 1996 and with the implementing Royal Decrees of November 12 and December 20, 1996, and all other laws and regulations related thereto. The Company is in material compliance with all legal and regulatory requirements related to the organization of workers' councils, protection and prevention committees, social elections and all similar legislation. The Company has complied in all material respects with all individual labor agreements and all applicable collective bargaining agreements. All remuneration and sums to be paid to the employees of the Company have been calculated and paid in conformity with the applicable legal and tax rules. All social security payments and withholding tax payments due and payable at or prior to the date of this Agreement have been made in due time. The Company has not, as of the date of this Agreement, any unsatisfied obligation, whether in the form of a requirement to give notice or payment of an indemnity in lieu thereof, towards any persons with regard to the termination of their employment with the Company prior to the date of this Agreement.

     Section 4.22.  Environmental Protection.  No notice, notification, demand,
                    ------------------------
request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to Seller's Knowledge, threatened by any governmental or other entity (i) with respect to any alleged violation by the Company of any environmental law, ordinance, rule, regulation or order of any government entity in connection with the conduct of its business, and (ii) with respect to any alleged failure by the Company to have any environmental permit, certificate, license, approval registration, authorization or Permit required in connection with the conduct of its business. There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company in relation to any property or facility currently owned or leased by the Company which have not been set forth in Section 4.22 of the Disclosure Letter and delivered to Buyer prior to the date hereof.

     Section 4.23.  Employee Benefits.  The Company has paid all amounts due to
                    -----------------
the social security authorities in Belgium and the Seller is not aware of any facts or claims which could give rise to any additional social security contributions or liability relating to periods covered by the Financials and the Interim Financials not reserved for in the Financials or the Interim Financials. There are no agreements or arrangements or schemes (excluding statutory arrangements) for retirement benefits or pensions available to the employees of the Company, nor has there ever been any such plan.

     Section 4.24.  Insurance.  Section 4.24 of the Disclosure Letter sets forth
                    ---------
all policies or binders of fire, liability, workmen's compensation, vehicular or other insurance held by or on behalf of the Company (specifying the insurer, the policy number or covering note number with respect to binders). To the Seller's Knowledge, such policies and binders are in full force and effect. To the Seller's Knowledge, the Company is not in default (or nonconforming) with respect to any material provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder.

     Section 4.25.  Operations of the Company.  Since the Balance Sheet Date,
                    -------------------------
and without limiting the representations and warranties contained in Section
4.10 above, the Company has not:

                    (i) amended its Articles of Association or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

                    (ii) issued, sold, purchased or redeemed, or entered into any Contracts or Other Agreements to issue, sell, purchase or redeem, any shares of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to its capital stock;

                    (iii) entered into or amended any employment (other than in the ordinary course of business) or consulting or other similar agreement; entered into any contract or other agreement with any labor union or association representing any employee; or adopted, entered into or amended any employee benefit plan or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

                    (iv) declared, set aside or paid any dividends or declared, set aside or made any distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                    (v) adopted a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company;

                    (vi) waived any right of value material to the Business (other than in the ordinary course of business);

                    (vii) made any change in its accounting methods, principles or practices or made any change in depreciation or amortization policies or rates adopted by it;

                    (viii) written up the value of any portion of its assets, properties or businesses;

                    (ix) made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its directors, employees, consultants or agents or any accrual for or contract or other agreement to make or pay the same, other than in the ordinary course of business and in amounts consistent with past practice;

                    (x) made any loan or advance to any of its officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business in a manner consistent with past practice) or made any other loan or advance;

                    (xi) made any payment or commitment to pay severance or termination pay to any of its directors, employees, consultants, agents or other representatives;

                    (xii) except in the ordinary course of business: entered into any real property lease (as lessor or lessee); sold, abandoned or made any disposition of any of its assets, properties or businesses; granted or suffered any Lien on any of its assets, properties or businesses; entered into or amended any contract or other agreement of the type required to be disclosed pursuant to Section 4.14 hereof to which it is a party or by or to which it or its assets, properties or businesses are bound or subject or pursuant to which it agrees to indemnify any person or to refrain from competing with any person;

                    (xiii) made any capital expenditures in excess of U.S. $10,000 in any one case or U.S. $25,000 in the aggregate;

                    (xiv) incurred or assumed any debt, obligation or Liability, or issued any debt securities or assumed, guaranteed, endorsed or otherwise as an accommodation became responsible for, Liabilities of any other person or made any loans or advances, individually or in the aggregate material, outside the ordinary course of business;

                    (xv) made any acquisition of all or any part of the assets, properties, capital stock or business of any other person, except for purchases of inventory or Tangible Property in the ordinary course of business;

                    (xvi) terminated, entered into, or amended in any material respect, any material contract or other agreement or terminated or entered into any other material transaction (for purposes of this clause (xviii) a contract or transaction will be material if it would be material pursuant to (S)4.14(iii) above);

                    (xvii) reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business;

                    (xviii) made any material modifications to any of its material business policies; or

                    (xix)   agreed to do any of the foregoing.

     Section 4.26.  Banks, Brokers and Proxies.  Section 4.26 of the Disclosure
                    --------------------------
Letter sets forth: (i) the name of each bank, trust company and securities or other broker with which the Company maintains relations; (ii) the name of each person authorized by the Company to effect transactions therewith or to have access to any safe deposit box or vault; and (iii) all proxies, powers of attorney or other like instruments to act on behalf of the Company in matters concerning its business or affairs.

     Section 4.27.  No Broker.  No broker, finder, agent or similar intermediary
                    ---------
has acted for or on behalf of the Company or the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith based on any contract or other agreement with the Company or the Seller or any action taken by the Company or the Seller.

     Section 4.28.  Accounts and Notes Receivable.  All accounts and notes
                    -----------------------------
receivable reflected on the Interim Balance Sheet, and all accounts and notes receivable arising subsequent to the date thereof and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, represent or will represent legal, valid, binding and enforceable obligations to the Company (without the foregoing in any way guarantying that they will be collected) and, to Seller's knowledge, are not subject to any counterclaims or setoffs.

     Section 4.29.  Liabilities.  The Company does not have any Liabilities not
                    -----------
shown on the Interim Balance Sheet other than: (i) those incurred since the Balance Sheet Date in the ordinary course of business; (ii) those not, individually or in the aggregate, material; (iii) Liabilities under Contracts and Other Agreements; and/or (iv) Liabilities otherwise disclosed in Section
4.29 of the Disclosure Letter; provided, however, that the representations in this sentence as to Liabilities of a kind not required by GAAP to be set forth on a balance sheet are being made to the Seller's Knowledge.

     Section 4.30.  Full Disclosure. All documents delivered by or on behalf of
                    ---------------
the Seller or the Company in connection with this Agreement and the transactions contemplated hereby are true, complete, accurate and authentic as of the date hereof, with respect to documents included in the Disclosure Letter, and when given, with respect to other documents. (With respect to the immediately preceding sentence, the Parties agree and acknowledge that (i) the word "complete" refers to the completeness of the physical document itself, rather than the subjects covered therein, and (ii) that such representation is not breached by the existence and delivery of documents which have been superseded, in whole or in part, by manifestly clear provisions of other documents included or referenced in the Disclosure Letter.) To the Seller's Knowledge, there is no fact arising outside the ordinary course of business which the Seller has not disclosed to the Buyer which has a Material Adverse Effect, or which Seller believes is reasonably likely to have a Material Adverse Effect or affect the ability of the Seller to perform this Agreement (it being agreed and understood that this representation does not include facts relating to general business, financial and industry facts).


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer represents and warrants to the Seller as follows:

     Section 5.01.  Organization.  The Buyer is an individual resident of the
                    ------------
Kingdom of Belgium with an address of Kroonstraat 4, B3210 Lubbeek, Belgium.

     Section 5.02.  Authority Relative to this Agreement.  The Buyer has the
                    ------------------------------------
capacity and power to enter into and execute this Agreement and each other agreement to be entered into by Buyer pursuant hereto and to perform fully its obligations hereunder and thereunder. This Agreement has been duly executed by the Buyer and constitutes, and each other Agreement to be entered into by the Buyer pursuant hereto, upon execution thereof by the Buyer at the Closing, will be duly executed by the Buyer and will constitute, the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

     Section 5.03.  Absence of Conflicts.  The execution of this Agreement and
                    --------------------
each other agreement to be entered into by Buyer pursuant hereto, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not: (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any Lien upon any of the assets, properties or businesses of the Buyer under, any of the terms, conditions or provisions of any contract or other agreement to which the Buyer or any of his assets, properties or businesses is subject; or (ii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any Belgian or other court, or Belgian or foreign or other federal, state, provincial, regional, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Buyer or any of his assets, properties or businesses; or (iii) require any Permit, or any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any other person that has not been obtained.

     Section 5.04.  No Broker.  No broker, finder, agent or similar intermediary
                    ---------
has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's, or similar fee or other commission in connection therewith based on any contract or other agreement with the Buyer or any action taken by the Buyer.


                                  ARTICLE VI

                           COVENANTS AND AGREEMENTS

     Section 6.01.  Forgiveness of Intercompany Debt.  (a) At the Closing, (i)
                    --------------------------------
each of Seller and Memry Corporation shall release the Company from any amounts owed to Seller and/or Memry Corporation by the Company, and (ii) the Company shall release each of Seller and Memry Corporation from any amounts owed to the Company by Seller.

          (b) At the Closing, Buyer, on the one hand, and Memry Corporation and Seller, on the other, will exchange mutual releases in the form of Exhibit E hereto (which release will include, inter alia, any Liabilities
                                                 ----- ----
pursuant to an existing consulting agreement between Buyer and Memry
Corporation).

     Section 6.02.  Covenant Not to Solicit Customers.  The Seller shall not,
                    ---------------------------------
directly or indirectly, (i) solicit any of the customers of the Company set forth on Exhibit F hereto to terminate its relationship with the Company, or
(ii) do business with any of the customers of the Company set forth on Exhibit F (but only in respect of the business transferred); provided, however, that this covenant as to each particular customer set forth on Exhibit F shall terminate at the end of the period commencing on the Closing Date and terminating at the end of the period of time set forth opposite each such customer's name on such Exhibit F; provided further, however, that with respect to the customer Metatech, Seller's covenant covers only the sale of NT/10 and NT/09 alloys and does not prohibit Seller (and/or its Affiliates) from selling Metatech any other products even during the stated three-year period. The Seller acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this
Section 6.02 is not performed in accordance with its specific terms or otherwise is breached. Accordingly, the Seller agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this
Section 6.02 and to enforce specifically this Section 6.02 and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled.

     Section 6.03.  Release from the Company and Memry Europe.  At the first
                    -----------------------------------------
annual shareholders meeting of the Company subsequent to the Closing, the Buyer shall see to it (sterkmaken/porte fort) that the shareholders of the Company shall release the Company's pre-Closing directors and statutory auditor from liability to the Company. This Section 6.03 is without prejudice to any claims Buyer may have against Seller for indemnification hereunder.

     Section 6.04.  Change of Name.  Within thirty days of the Closing Date,
                    --------------
Buyer agrees to cause the Company to change its name to a name that does not use the word "Memry," or any derivative word thereof,, and to thereafter never use the name "Memry Europe" or any other name including the word "Memry" or any derivative word thereof. The Seller will not use the name "Memry Europe" for commercial reasons after the Closing Date (it being agreed and understood that Seller may use other names including the word "Memry").

     Section 6.05   Covenant not to Solicit Employees.  For a period of three
                    ---------------------------------
years from the Closing Date, (a) Seller agrees not to solicit any employee of the Company, or any individual who was an employee of the Company within twelve
(12) months of the solicitation, or to hire (or retain as a consultant, directly or indirectly) any employee of the Company, or any individual who was an employee of the Company within six (6) months of the hiring or retention, and
(b) Buyer agrees to cause the Company to not solicit any employee of Seller or Memry Corporation, or any individual who was an employee of Seller or Memry Corporation within twelve (12) months of the solicitation, or to hire (or retain as a consultant, directly or indirectly) any employee of Seller or Memry Corporation, or any individual who was an employee of Seller or Memry Corporation within twelve (12) months of the hiring or retention. For purposes of this Section 6.05, a Party shall not be deemed to have solicited a person who is responding to advertisements or other inquiries not specifically targeted at such person.

     Section 6.06.  Access to Bookkeeping Personnel.  Buyer agrees to cause the
                    -------------------------------
Company to make the services of Hilde Steensels (or, if she leaves the Company, her successor) available to the Seller during normal business hours, at no cost to Seller, so that (i) Seller may comply with its obligations under Section 2.04 above, and (ii) Seller may otherwise obtain the financial information it needs from the Company's records to maintain and prepare its financial statements; provided, however, that if the services provided pursuant to this Section 6.06 exceed five full days of work, Seller will pay for such additional services on an hourly basis. In addition, Seller (and its representatives) will have access to the Company's records during normal business hours for the purposes set forth in the foregoing sentence.


                                  ARTICLE VII

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES, INDEMNIFICATION

     Section 7.01.  Survival of Representations and Warranties; Interpretation.
                    ----------------------------------------------------------

          (a) All representations and warranties contained herein (including the Schedules and Exhibits hereto but excluding the representations and warranties specifically enumerated in the immediately following sentence) shall survive the execution hereof and the Closing hereunder and shall continue in full force and effect thereafter, but will expire on the first anniversary of the Closing Date. All representations and warranties of the Seller contained in Sections 4.01, 4.06 and 4.27, and all representations and warranties of the Buyer contained in Section 5.04 (collectively, the "Surviving Representations") and all covenants and agreements of the Parties contained in this Agreement, shall survive the Closing and shall continue in full force and effect thereafter until six months subsequent to the expiration of the applicable statute of limitations (other than those which by their terms sooner terminate).

          (b) Subject to the remainder of this Section 7.01(b), each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Parties contained in this Agreement (including the Schedules and Exhibits hereto and the Disclosure Letter). Notwithstanding the foregoing, with respect to representations and warranties that do not relate to the mere existence of a document, the Seller shall have used its reasonable efforts to arrange disclosures made in the Disclosure Letter relating thereto in paragraphs and corresponding to the sections and subsections contained in Article IV, and such representations and warranties shall (except as provided below) only be qualified by the information referred to in the relevant section of the Disclosure Schedule; provided, however, that if (i) the documents annexed to the Disclosure Letter describe a state of facts giving rise to an exception to a representation, and (ii) such exception is clear from the text of such document such that, notwithstanding the fact that the exception is not included in the appropriate section of the Disclosure Letter, a reasonably prudent buyer acting in good faith should, by virtue of its normal review of such document as part of its normal pre-acquisition due diligence process, understand the exception to the appropriate representation and warranty, then such representation and/or warranty shall be deemed modified by such exception notwithstanding the fact that such exception is not disclosed in the corresponding section of the Disclosure Letter. Furthermore, notwithstanding the foregoing, with respect to representations and warranties regarding the existence (or non-existence) of certain documents, the existence of any document disclosed with respect to one section or subsection of the Disclosure Letter shall qualify all other sections and/or subsections of the Disclosure Letter. In addition, the Seller shall not be liable for the breach of any representation or warranty contained herein if (i) the Buyer had knowledge of such breach on the day hereof or (ii) the fact giving rise to the breach was disclosed as part of the transactions relating to the Stock Purchase Agreement pursuant to which the Seller purchased the Company in 1998 (including the Disclosure Letter, as defined therein), or existed as of October 30, 1998.

          (c) For purposes of determining the amount of Tax Liabilities of the Company existing as of the Closing Date for periods which began before the Closing Date and end after the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date.

     Section 7.02.  Indemnification Provisions for Benefit of the Buyer.  In the
                    ---------------------------------------------------
event the Seller breaches any of its representations, warranties, and covenants contained herein, and provided that the Buyer makes a written claim for indemnification within two months of becoming aware of such claim (containing, to the extent reasonably practicable at the time of notification, a detailed description of the facts on the basis of which the claim is based and a good faith estimate of the claim (provided, however, that no delay in providing such information shall relieve the Seller from any obligation hereunder unless (and then solely to the extent) the Seller thereby is prejudiced)) against the Seller at an address determined pursuant to (S)8.03 below within such survival period, then the Seller shall indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided,
                                                                --------
however, (i) Buyer's right to indemnification with respect to breaches of the
-------
Seller's representations and warranties, other than the Surviving Representations, shall be limited to the amount of U.S. $1,000,000 in the aggregate, and (ii) the Seller shall not be obligated to indemnify the Buyer against the breach of any particular representation or warranty unless the Adverse Consequences of such breach (when aggregated with the Adverse Consequences of all related breaches) exceeds U.S. $10,000 (it being agreed that Seller will then be obligated to indemnify against all Adverse Consequences, not just the excess over U.S. $10,000 and without giving effect to the inclusion in any such representation or warranty of a materiality qualification). Under no circumstances can the Seller reject or restrict or claim under this section on the ground that a loss, damage or expense was (or will be) suffered by the Company, rather than by the Buyer. The Parties agree and understand that this Agreement does not provide Buyer with the right to indemnification for breaches of representations, warranties and covenants not contained herein. Without limiting the preceding sentence, the Parties agree that the Seller is not indemnifying the Buyer against (i) changes to any applicable laws, rules or regulations, or (ii) damages done to the Company and/or the Business by the Buyer and/or its shareholders and other affiliates subsequent to the Closing.

     Section 7.03.  Indemnification Provisions for Benefit of the Seller.  In
                    ----------------------------------------------------
the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 7.01 above, provided that the Seller makes a written claim for indemnification within two months of becoming aware of such claim (containing, to the extent reasonably practicable at the time of notification, a detailed description of the facts on the basis of which the claim is based and a good faith estimate of the claim (provided, however, that no delay in providing such information shall relieve the Buyer from any obligation hereunder unless (and then solely to the extent) the Buyer thereby is prejudiced)) against the Buyer pursuant to Section 8.03 below within such survival period, then the Buyer shall indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that
                                                        --------  -------
(i) the Seller's aggregate right to indemnification with respect to breaches of any representations of Buyer, other than the Buyer's Surviving Representations, shall be limited to the amount of U.S. $1,000,000 in the aggregate, and (ii) the Buyer shall not be obligated to indemnify the Seller against the breach of any particular representation or warranty unless the Adverse Consequences of such breach (when aggregated with the Adverse Consequences of all related breaches) exceeds U.S. $10,000 (it being agreed that Buyer will then be obligated to indemnify against all Adverse Consequences, not just the excess over U.S. $10,000 and without giving effect to the inclusion in any such representation or warranty of a materiality qualification).

     Section 7.04.  Matters Involving Third Parties.
                    -------------------------------

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
Article VII, then the Indemnified Party shall promptly (but in any event within two months) notify each Indemnifying Party thereof in writing; provided,
                                                               ---------
however, that no delay on the part of the Indemnified Party in notifying any
-------
Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party (or, if appropriate, the Company) against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 20 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other specific performance order (or similar equitable relief),
(D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and at its sole cost.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S)7.04(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (d) In the event any of the conditions in Section 7.04(b) above is or becomes unsatisfied, however, (A) the Indemnified Party shall, actively and diligently, defend against the Third Party Claim in a prudent manner, and
(B) assuming that the Indemnified Party has complied with clause (A) above, the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 7. In addition, the Indemnifying Party may retain separate co-counsel (at its sole cost and expense) and participate in the defense of the Third Party Claim. Furthermore, in the event the Indemnifying Party was offered the defense of the Third Party Claim but failed to satisfy the conditions of clauses (A), (B), and/or (E) of Section 7.04(b) above, the Indemnified Party shall have the right to consent to the entry of any reasonable judgment or enter into any reasonable settlement with respect to such Third Party Claim without needing to obtain any consent from any Indemnifying Party in connection therewith (although the Indemnified Party shall be required to consult with the Indemnifying Party with respect to such Third Party Claim). However, in the event that the Indemnified Party took over the defense of the Third Party Claim notwithstanding the satisfaction of the conditions set forth in clauses (A), (B) and (E) of Section 7.04(b) above because of the failure of the Indemnifying Party to satisfy the conditions of clauses (C) and/or (D) of said Section 7.04, then the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

                                 ARTICLE VIII

                                 MISCELLANEOUS


     Section 8.01.  Fees and Expenses.  Whether or not the transactions
                    -----------------
contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated hereby, except as otherwise expressly provided in this Agreement or any agreement entered into pursuant hereto.

     Section 8.02.  Publicity.  Immediately upon the Closing, the Seller shall
                    ---------
issue and disseminate the press release annexed hereto as Exhibit G. Thereafter, except as required under applicable law (and only to the extent so required), no Party shall make any publicity release or announcement concerning this Agreement or the transactions contemplated hereby without advance written approval of the form and substance thereof by the other Party and its counsel, which approval shall not be unreasonably withheld.

     Section 8.03.  Notices.  Any notice or other communication required or
                    -------
which may be given hereunder shall be in writing and shall be delivered personally, telecopied, or sent by reputable overseas overnight or 2-day courier, charges prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally or telecopied, or if sent by reputable overseas overnight or 2-day courier, two Business Days after the date of mailing, as follows:

          (i)       if to the Buyer, to it:

                    Wilfried Van Moorleghem
                    Kroonstraat 4
                    B 3210 Lubbeek
                    Belgium

                    with a copy (which shall not constitute notice) to:

                    Memry Europe, N.V.
                    Attention:  General Manager
                    Industrieweg 1113
                    B 3540 Herk-de-Stad
                    Belgium

          (ii)      if to the Seller, to it:

                    Memry Holdings S.A.
                    c/o Memry Corporation
                    57 Commerce Drive
                    Brookfield, Connecticut 06804
                    Telecopier:  (203) 740-2503
                    Attention:   Mr. James G. Binch

                    with a copy to:

                    Finn Dixon & Herling LLP
                    One Landmark Square
                    Suite 1400
                    Stamford, Connecticut 06901
                    Telecopier:  (203) 348-5777
                    Attention:   David I. Albin, Esq.

     Section 8.04.  Entire Agreement.  This Agreement (including the Exhibits
                    ----------------
hereto and the Disclosure Letter) contains the entire agreement among the parties with respect to the purchase of the Shares and related transactions and supersedes all prior Contracts and Other Agreements, written or oral, with respect thereto.

     Section 8.05.  Waivers and Amendments.  This Agreement may be amended,
                    ----------------------
modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are, absent fraud, exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the Parties) as to which there is no inaccuracy, breach or failure (it being agreed and understood that in no event shall a Party be entitled to recover more than its Adverse Consequences suffered).

     Section 8.06.  Governing Law.  This Agreement shall be governed by, and
                    -------------
construed and enforced in accordance with and subject to, the laws of the Kingdom of Belgium.

     Section 8.07.  Jurisdiction.  (a)  Any dispute arising from this Agreement
                    ------------
(other than a dispute over the determination of the Closing Net Worth, which shall be resolved in accordance with Article II) shall be settled by arbitration in accordance with the rules of CEPANI ("Centre belge pour l'etude et la pratique de l'arbitrage national et international/Belgisch centrum voor studie en praktijk van nationale en internationale arbitrage") by three (3) arbitrators appointed in accordance with such rules. The proceedings shall take place in Brussels, Belgium and shall be conducted in English.

          (b) Nothing in (S)8.07(a) above shall prevent a Party from seeking injunctive relief pending a decision of an arbitrator pursuant to (S)8.07(a) above or to enforce such a decision in any court having jurisdiction over the Party against whom injunctive relief or enforcement is sought.

     Section 8.08.  Binding Effect; Benefit.  This Agreement shall inure to the
                    -----------------------
benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section 8.09.  Variations in Pronouns.  All pronouns and any variations
                    ----------------------
thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

     Section 8.10.  Construction.  While this Agreement has been drafted by
                    ------------
Seller's counsel, the parties have participated jointly in the negotiation of this Agreement. Without prejudice to Articles 1156 through 1164 of the Belgian Civil Code, in the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. A matter, item and or/fact will be deemed to be "material" for purposes of this Agreement if it has a cost or effect, or is likely to have a cost or effect, when aggregated with all similar matters, items and facts, of at least U.S.$10,000.

     Section 8.11.  Counterparts.  [intentionally omitted]
                    ------------

     Section 8.12.  Exhibits and Schedules.  The Exhibits and Schedules to this
                    ----------------------
Agreement, and the Disclosure Letter, are a part of this Agreement as if set forth in full herein.

     Section 8.13.  Headings.  The headings in this Agreement are for reference
                    --------
purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 8.14.  Severability.  If any term, provision, covenant or
                    ------------
restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Seller:                            MEMRY HOLDINGS S.A.


                                      /s/ James G. Binch
                                   By:________________________________________
                                      Name:  James G. Binch
                                      Title: President


                                   /s/ Wilfried Van Moorleghem
Buyer:                             _______________________________________
                                   Wilfried Van Moorleghem



The undersigned, "Memry Corporation" in the above Agreement, hereby (i) agrees to be bound by the provisions of Sections 6.02, 6.04 and 6.05 of the above Agreement as if it were Seller thereunder, and (ii) guarantees, jointly and severally with the Seller, with waiver of the parties' benefice de discussion/voorrecht van uitwinning and its benefice de division/recht van schuldsplitsing, that the Seller shall comply with all of its obligations under the above Agreement, including the Seller's obligations to indemnify the Buyer as stated therein.


                                   MEMRY CORPORATION


                                      /s/ James G. Binch
                                   By:________________________________________
                                      Name: James G. Binch
                                      Title: Chairman and CEO

                                                                       Exhibit F


                     Customers and Nonsolicitation Periods
                     -------------------------------------


                                   Non-Solicitation Period
Customer                                  Ends After
--------                           -----------------------

Algon (Sweden)                          3 years
Cotherm                                 3 years
Severin                                 3 years
Eugster                                 3 years
Micro Mega                              3 years
Maillefer                               3 years
LK Products                             Six months
Strulik                                 3 years
Wagner                                  3 years
Thermomax                               3 years
Santoul                                 Six months
Metatech                                3 years
Siemens                                 3 years